UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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MBNA Corporation

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MBNA CORPORATION
1100 North King Street
Wilmington, Delaware 19884

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

      Dear Stockholder:
      You are invited to attend the 2005 Annual Meeting of Stockholders of MBNA Corporation at our international headquarters located at 1100 North King Street, Wilmington, Delaware on May 2, 2005 at 10:00 a.m.
      Stockholders will vote on the following matters at the meeting:

1.	The election of ten directors to serve until the next annual meeting and until their successors are elected and qualify;

2.	The ratification of Ernst & Young LLP’s appointment as the Corporation’s independent auditors; and

3.	Two stockholder proposals, each opposed by the Board, which are described in the accompanying Proxy Statement.
      We will also transact whatever other business that may properly be brought before the meeting.
      You will be entitled to vote at the meeting if you were a record holder of our common stock at the close of business on February 4, 2005. If you are a stockholder of record as of this date, you will be admitted to the meeting upon presentation of identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.
      If you hold stock in your own name as a stockholder of record, please mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope even if you plan to attend the meeting. If you attend the meeting and wish to vote in person, you may then withdraw your proxy. If your stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

Sincerely,

John W. Scheflen
Secretary
March 15, 2005

MBNA CORPORATION
1100 North King Street
Wilmington, Delaware 19884

PROXY STATEMENT

      We are furnishing this Proxy Statement in connection with our solicitation of proxies to be voted at the Annual Meeting of Stockholders of MBNA Corporation to be held at 10:00 a.m. on May 2, 2005, at our international headquarters located at 1100 North King Street, Wilmington, Delaware and at any adjournment thereof. This Proxy Statement will be first mailed or given to holders of our common stock on approximately March 18, 2005.
GENERAL INFORMATION
Solicitation of Proxies
      Our directors, officers and employees may solicit proxies by mail, personal interview, telephone, fax and electronic mail. We will bear the cost of such solicitation. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for an anticipated fee of $12,500 plus reimbursement of expenses. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have beneficial interests in our common stock registered in names of nominees.
Revoking a Proxy
      You may revoke any proxy at any time prior to its use by:

•	execution and delivery of another proxy bearing a later date;

•	written notice to the Secretary of the Corporation at the address set forth above; or

•	by oral or written statement at the meeting.
      Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board.
Who May Vote
      Only record holders of our common stock at the close of business on February 4, 2005 are entitled to notice of and to vote at the meeting. If your stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. On the record date we had 1,277,671,875 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote. We have no provision for cumulative voting, which means you may not withhold your vote for one director and use that vote to vote more than once for another director.
What Constitutes a Quorum
      Stockholders may not take action at a meeting unless there is a quorum present at the meeting. The holders of a majority of the outstanding shares of common stock on February 4, 2005 present in person or represented by proxy and entitled to vote will constitute a quorum for the transaction of business at the meeting.

Votes Required
      The election of directors requires a plurality of the votes cast at the meeting. The ratification of the appointment of the Corporation’s independent auditors and approval of the stockholder proposals each requires the affirmative vote of a majority of the votes cast at the meeting.
Voting Process
      Stockholders will vote at the meeting by ballot. Votes cast at the meeting in person or by proxy will be tallied by the Corporation’s transfer agent. Shares held by stockholders present at the meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter, and will not have an effect on the result of the vote on any matter at this meeting. “Broker non-votes” (which are shares represented by proxies, received from a broker or nominee, indicating that the broker or nominee has not voted the shares on a matter with respect to which the broker or nominee does not have discretionary voting power) will be treated as abstentions — present at the meeting, but not voted — and will not have an effect on the result of the vote on any matter at this meeting.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth information with respect to beneficial ownership of shares of our common stock as of February 4, 2005, by each director, by our Chief Executive Officer, by each of our other top four compensated executive officers, by all our directors and executive officers as a group and, as of December 31, 2004, by each other person known to us to own beneficially 5% or more of our common stock.

			Options
	Direct and		Exercisable	Beneficially
	Indirect Shares	Restricted	within 60	Owned	Percent of
Name	Owned	Shares Owned	Days	Shares	Outstanding

The Alfred Lerner Trust dated June 29, 2001(1)	86,125,545			86,125,545	6.7%
c/o Squire, Sanders & Dempsey L.L.P. 4900 Key Tower, 127 Public Square Cleveland, Ohio 44114
Randolph D. Lerner, Esq.(1)	170,857		275,154	446,011	*
James H. Berick, Esq.(2)	46,573		170,154	216,727	*
Mary M. Boies, Esq.	20,000		10,000	30,000	*
Benjamin R. Civiletti, Esq.(3)	31,780		143,904	175,684	*
John R. Cochran III	59,202	2,016,646	5,337,843	7,413,691	*
Bruce L. Hammonds	112,609	2,038,486	4,826,478	6,977,573	*
William L. Jews	1,500		37,500	39,000	*
Stuart L. Markowitz, M.D.(4)	345,218		113,202	458,420	*
William B. Milstead	1,000		15,000	16,000	*
Thomas G. Murdough, Jr.(5)	0		10,000	10,000	*
Richard K. Struthers	41,153	1,338,185	3,151,513	4,530,851	*
Laura S. Unger, Esq.	1,000		10,000	11,000	*
Kenneth A. Vecchione	0	389,948	1,040,935	1,430,883	*
Lance L. Weaver	88,007	1,412,100	2,282,195	3,782,302	*
All directors and executive officers as a group(6)	87,375,480	9,034,312	22,721,105	119,130,897	9.2%

Name of Investment Advisor

Fidelity Management & Research Company and affiliates(7)	75,259,704	5.9%
82 Devonshire Street Boston, Massachusetts 02109
Alliance Capital Management L.P. and affiliates(8)	68,085,023	5.3%
1290 Avenue of the Americas New York, New York 10104
Barclays Global Investors, N.A. and affiliates(9)	63,846,400	5.0%
45 Fremont Street, 17th Floor San Francisco, California 94105

*	Less than 1% of the shares outstanding.

(1)	The Alfred Lerner Trust dated June 29, 2001 (the “Trust”) beneficially owns 86,125,545 shares. The shares were transferred to the Trust pursuant to the will of Al Lerner, our former Chairman and Chief Executive Officer. The co-trustees and beneficiaries of the Trust are Al Lerner’s widow, Norma Lerner, and his children, Nancy Lerner and Randolph D. Lerner. These three persons share voting and investment power with respect to these shares. When the shares held by the Trust are added to the shares beneficially owned by each beneficiary, Norma Lerner beneficially owns 86,125,545 shares, Nancy Lerner beneficially owns 86,125,545 shares, and Randolph Lerner beneficially owns 86,571,556 shares. Randolph Lerner is a director and executive officer of the Corporation.

(2)	Includes 2,952 shares owned by Mr. Berick’s wife; does not include 22,780 shares owned by Mr. Berick’s sons as to which Mr. Berick disclaims beneficial ownership.

(3)	Includes 26,250 shares owned by Mr. Civiletti’s wife.

(4)	Does not include 15,000 shares owned by Dr. Markowitz’ wife as to which Dr. Markowitz disclaims beneficial ownership.

(5)	After the record date, Mr. Murdough purchased 1,000 shares.

(6)	Reflects 86,125,545 shares beneficially owned by The Alfred Lerner Trust dated June 29, 2001 for which Randolph Lerner has shared voting and investment power.

Holders of restricted shares have sole voting power and, until the restrictions on the shares are released, no investment power. Unless otherwise indicated, all other shares are owned with sole voting and investment powers. No director or executive officer beneficially owns any shares of our preferred stock.

(7)	According to their report on Schedule 13G, as of December 31, 2004, Fidelity Management & Research Company (“Fidelity”) and certain affiliates of Fidelity (including Fidelity Management Trust Company and Fidelity International Limited) were deemed to beneficially own in the aggregate 75,259,704 shares, or 5.9%, of our common stock, primarily held for institutional investors. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. According to the Schedule 13G, the reporting persons had sole power to vote 6,751,726 shares, no power to vote 68,507,978 shares, and sole power to dispose of 75,259,704 shares. Fidelity has provided a Schedule 13G to us in which it certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

(8)	According to their report on Schedule 13G, as of December 31, 2004, Alliance Capital Management L.P. (“Alliance”) and certain affiliates of Alliance (together with their parent corporations AXA Financial, Inc., AXA, and certain AXA affiliates) were deemed to beneficially own in the aggregate 68,085,023 shares, or 5.3%, of our common stock, primarily held for investment advisory clients. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. According to the Schedule 13G, the reporting persons had sole power to vote 37,082,005 shares, no power to vote 23,204,304 shares, shared power to vote 7,798,714 shares, sole power to dispose of 67,587,353 shares and shared power to dispose of 497,670 shares. Alliance has provided a Schedule 13G to us in which it certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

(9)	According to their report on Schedule 13G, as of December 31, 2004, Barclays Global Investors, N.A (“Barclays”) and certain affiliates of Barclays (including Barclays Global Fund Advisors, Barclays Global Investors, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited) were deemed to beneficially own in the aggregate 63,846,400 shares, or 5.0%, of our common stock, primarily held in trust accounts for the benefit of the beneficiaries of those accounts. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. According to the Schedule 13G, the reporting persons had sole power to vote 56,710,971 shares, no power to vote 7,135,429 shares, and sole power to dispose of 63,846,400 shares. Barclays has provided a Schedule 13G to us in which it certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

ELECTION OF DIRECTORS
(Item 1)
      The Governance Committee of the Board has nominated the following ten persons for election to serve as directors for the coming year and until their successors are elected and qualify. Each of these nominees currently serves as a director of the Corporation. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. The Governance Committee does not intend to select another nominee if any current nominee should be unable to serve. All of the Corporation’s directors also serve as directors of MBNA America Bank, N.A. (the “Bank”), the Corporation’s principal subsidiary.

James H. Berick, Esq., 71, Retired Partner, Squire, Sanders & Dempsey L.L.P. Mr. Berick has been a director of the Corporation since January 1991 and a director of the Bank since April 1991. He retired on December 31, 2002 as a partner of Squire, Sanders & Dempsey L.L.P., the successor to Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick was Chairman from July 1986 until January 2000. He is a director of The Town and Country Trust.

Mary M. Boies, Esq., 54, Partner, Boies & McInnis LLP. Ms. Boies has been a director of the Corporation and the Bank since June 2004. She is a partner at Boies & McInnis LLP, a law firm that specializes in commercial, securities and antitrust litigation. She is also the founder and Chief Executive Officer of Mary Boies Software, Inc., a publisher of educational software. Earlier in her career, she was a Vice President with CBS Inc., and general counsel for the Civil Aeronautics Board. She served as Assistant Director of the White House Domestic Policy Staff and as Counsel to the United States Senate Commerce Committee. She serves on the board of Business Executives for National Security and the Dean’s Council, Harvard University John F. Kennedy School of Government.

Benjamin R. Civiletti, Esq., 69, Chairman, Venable LLP. Mr. Civiletti has been a director of the Corporation and the Bank since April 1993. He served as Managing Partner of Venable LLP from 1987 to 1993 and has served as Chairman since 1993. He was Attorney General of the United States from 1979 to 1981.

Bruce L. Hammonds, 56, President and Chief Executive Officer of the Corporation. Mr. Hammonds has been President and Chief Executive Officer of the Corporation and a director of the Corporation since December 30, 2003. He previously served as Chairman and Chief Executive Officer of the Bank, and prior thereto as Chief Operating Officer of the Bank. He has been a director of the Bank since 1986. He has 35 years of management experience in consumer lending and was a member of the management team that established the Bank in 1982. Mr. Hammonds is also a director of the Financial Services Roundtable and the Delaware Business Roundtable and serves as Chairman of the Roundtable’s Education Committee. He is a member of the Federal Reserve Board’s Advisory Council.

William L. Jews, 53, President and Chief Executive Officer, CareFirst BlueCross BlueShield; Chief Executive Officer, Blue Cross Blue Shield of Delaware. Mr. Jews has been a director of the Corporation and the Bank since June 2000. He is the President and Chief Executive Officer of CareFirst BlueCross BlueShield and is Chief Executive Officer of Blue Cross Blue Shield of Delaware. He serves as a director of the National Blue Cross and Blue Shield Association, Choice Hotels International, Inc. and the Ryland Group. He is also a member of the Baltimore County Revenue Authority.

Randolph D. Lerner, Esq., 43, Chairman of the Corporation; Owner, Cleveland Browns. Mr. Lerner has been Chairman of the Corporation since November 2002. He has been a director of the Corporation and the Bank since April 1993. He is the owner of the Cleveland Browns football team and a member of the NFL’s Business Ventures Committee. He serves as Co-Chairman of the U.S. Marine Corps Heritage Foundation and is a member of Business Executives for National Security. He was previously a partner in Securities Advisors, L.P., which he had managed since September 1991. He is a member of the Board of Trustees of the Hospital for Special Surgery in New York City. He is a member of the District of Columbia and New York Bar Associations.

Stuart L. Markowitz, M.D., 57, Emeritus Partner, Drs. Markowitz, Rosenberg, Stein & Associates. Dr. Markowitz has been a director of the Corporation and the Bank since April 1991. He is an emeritus partner of a private medical practice, Drs. Markowitz, Rosenberg, Stein & Associates, of which he previously served as an internist and Managing Partner. Dr. Markowitz is a Clinical Professor at Case Western Reserve University, College of Medicine, where he has taught since 1976. He has served as a Professor and as Assistant Dean for Medical Student Affairs at the University of Miami School of Medicine at Florida Atlantic University since July 2004.

William B. Milstead, 64, Retired Partner, Ernst & Young LLP. Mr. Milstead has been a director of the Corporation and the Bank since May 2003. He is a former partner of Ernst & Young LLP, having retired in March 1997. He was employed by Ernst & Young in public accounting and auditing for 31 years, the last 19 years as a partner. He served as the coordinating partner for the Corporation at the time of its initial public offering in 1991 and until 1993.

Thomas G. Murdough, Jr., 66, Chairman and Chief Executive Officer, The Step2 Company. Mr. Murdough has been a director of the Corporation since October 2004 and a director of the Bank since January 2005. He is the Chairman and Chief Executive Officer of The Step2 Company, a multinational manufacturer and marketer of quality plastic products for children, home and garden that he founded in 1991. He previously founded The Little Tikes Company and was its president from 1969 to 1984. Following the sale of the Little Tikes Company to Rubbermaid, Inc. in 1984, he was the General Manager and President of Rubbermaid’s Little Tikes Division from 1984 to 1989. He is a member of the founder’s group of the Marine Corps Heritage Center.

Laura S. Unger, Esq., 44, Independent Consultant; former Acting Chairman and Commissioner, Securities and Exchange Commission. Ms. Unger has been a director of the Corporation and the Bank since June 2004. An expert in securities regulation, she is the former Acting Chairman of the Securities and Exchange Commission (2001) and served as Commissioner of the Securities and Exchange Commission between 1997 and 2002. She currently serves as the independent consultant for independent research at JPMorgan. After leaving the Securities and Exchange Commission, she provided on the air commentary for CNBC as its regulatory expert (2002-2003). Earlier in her career, she was Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs. She began her career as an attorney in the Enforcement Division of the Securities and Exchange Commission. She is a director of Ambac Financial Group, Inc., and Computer Associates. She serves on the Non-Member Advisory Board of the US Institute, the Wall Street Lawyer Advisory Board, and the SEC Historical Society Commissioner Advisory Board.
      The election of directors requires a plurality of the votes cast at the meeting.
      The Board recommends a vote FOR each nominee for director.

CORPORATE GOVERNANCE
Board of Directors
      The Board strengthened its independence in 2004 by adding three new independent directors. The Board elected Mary M. Boies and Laura S. Unger in June 2004 and Thomas G. Murdough, Jr. in October 2004. Ms. Boies is a partner at the law firm of Boies & McInnis LLP, a law firm that specializes in commercial, securities and antitrust litigation. Ms. Unger is the former Acting Chairman of the Securities and Exchange Commission (SEC) and served as a Commissioner of the SEC between 1997 and 2002. Mr. Murdough is the founder and chief executive officer of The Step2 Company and the founder and former president of The Little Tikes Company. Eight of the ten director nominees are independent under the NYSE’s rules for director independence (see “Independence of Directors” on page 10 of this Proxy Statement). All members of the Audit Committee, the Governance Committee and the Compensation Committee are also independent under these rules.
      The Board maintains corporate governance guidelines that cover the number and qualifications of directors, director independence, the responsibilities of directors, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, management succession, Board performance and other topics. The guidelines, which were last updated in February 2005, may be viewed on our website (www.mbna.com/investor) and are available in print to any stockholder who requests it by writing to the Corporation’s Secretary at the address set forth on page 38.
      The positions of Chairman of the Board and Chief Executive Officer are separate. Mr. Lerner serves as our Chairman and Mr. Hammonds serves as our Chief Executive Officer.
      The Governance Committee has determined that Mr. Milstead is a “financial expert” under the Sarbanes-Oxley Act of 2002. Mr. Milstead was employed by Ernst & Young LLP for 31 years as a certified public accountant and auditor, the last 19 years as a partner. He was the coordinating partner for the Corporation at the time of our initial public offering in 1991 and for two years thereafter. He has not provided accounting services to the Corporation since 1993. Mr. Milstead satisfies the independence requirements for Audit Committee members under the NYSE rules and the Sarbanes-Oxley Act of 2002.
      During 2004, the Board held 18 meetings and the non-management directors held two executive sessions. Each of the directors attended at least 75% of the meetings of the Board and those committees of which such director was a member.
Lead Director
      Mr. Civiletti serves as lead director. His responsibilities in this role include assisting with communications between Board members and management and presiding over executive sessions of the Board. Directors who are also members of management and other members of management do not participate in these executive sessions. Mr. Civiletti will also perform such other responsibilities as the Board may from time to time delegate to him to assist the Board in performing its responsibilities.
Communications with the Board of Directors
      Stockholders interested in communicating with the Board, non-management directors or Mr. Civiletti, as lead director, may do so by writing to Lead Director, MBNA Corporation, 1100 North King Street, Wilmington, Delaware 19884-0156. These communications will be forwarded to the appropriate director or directors.
      Directors are strongly encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. Six of the seven incumbent directors attended the 2004 Annual Meeting of Stockholders.

Committees of the Board of Directors
      The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each Board committee has its own charter setting forth its purpose and responsibilities, including those required by NYSE rules. The Compensation Committee charter and the Governance Committee charter were last revised in February 2005, and the Audit Committee charter was last reviewed in February 2005 and last revised in May 2004. Each charter may be viewed on our website (www.mbna.com/investor). A copy of the revised Audit Committee charter is attached to this Proxy Statement as Appendix A as required by SEC rules. The following table presents the members and chairman of each committee, as well as the number of meetings each committee held in 2004:

			Meetings Held
Committee	Chairman	Other Members*	in 2004

Audit	W. Jews	J. Berick, S. Markowitz, W. Milstead, T. Murdough, L. Unger	9
Compensation	W. Milstead	J. Berick, M. Boies, B. Civiletti, W. Jews, S. Markowitz, T. Murdough	8
Governance	B. Civiletti	J. Berick, M. Boies, W. Jews, S. Markowitz, W. Milstead, L. Unger	6

*	Ms. Boies joined the Compensation Committee on June 1, 2004 and the Governance Committee on October 21, 2004. Ms. Unger joined the Audit and Governance Committees on June 1, 2004. Mr. Murdough joined the Audit and Compensation Committees on October 21, 2004.

Audit Committee

      The Audit Committee assists the Board with oversight of matters relating to accounting, internal control, auditing, financial reporting and legal and regulatory compliance. A full statement of its responsibilities is set forth in its charter. The Audit Committee Report for 2004 is included on page 14 of this Proxy Statement.
      In May 2003, the Audit Committee formalized procedures already observed concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Any such complaints are directed to the ethics officer who then reports such complaints in writing to the Audit Committee. The ethics officer accommodates the confidential and anonymous receipt and submission to the Audit Committee of complaints by employees unless otherwise required by law.
      Messrs. Jews and Milstead were members of a subcommittee of the Audit Committee that provided oversight of specific internal audits as directed by the Audit Committee. The subcommittee met 13 times in 2004.
      All current members of the Audit Committee satisfy the additional independence requirements for Audit Committee members under the NYSE rules and the Sarbanes-Oxley Act of 2002.

Compensation Committee
      The Compensation Committee determines the compensation of senior executives and administers our Senior Executive Performance Plan. The Stock Option Committee, a subcommittee of the Compensation Committee, grants stock options and restricted shares under our 1997 Long Term Incentive Plan. The Compensation Committee Report on Executive Compensation for 2004 is included on pages 15 to 18 of this Proxy Statement. Ms. Boies (who joined the Committee in June 2004), Dr. Markowitz and Messrs. Berick, Jews and Milstead served as the Stock Option Committee during 2004. The Stock Option Committee held three meetings in 2004.

Governance Committee
      The Governance Committee nominates candidates for election to the Board, considers the size, structure, composition and functioning of the Board and the independence and other qualifications of directors and candidates for nomination for election as directors, and oversees our ethics policy and program. The Governance Committee Report for 2004 is included on page 13 of this Proxy Statement.
Independence of Directors
      The New York Stock Exchange rules governing director independence require that the Board have a majority of independent directors. In order for a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) and the director may not have any prohibited relationships, such as certain employment relationships with the Corporation, the independent auditor or another company doing certain business with the Corporation.
      The basis for a board determination that a relationship is not material must be disclosed. A board may adopt and disclose categorical standards for independence to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. The Board adopted the categorical standards set forth as Appendix B and determined that Ms. Boies, Ms. Unger, Dr. Markowitz and Messrs. Berick, Civiletti, Jews, Milstead and Murdough, or eight of the ten director nominees, satisfy the categorical standards for independence and qualify as independent directors under the NYSE rules.
      Mr. Civiletti is the Chairman and a partner of Venable LLP, a law firm that provides legal services to the Corporation. Mr. Civiletti’s compensation from Venable is a fixed amount unrelated to any legal fees paid by any company and is not determined or affected, directly or indirectly, by any legal fees we paid to Venable. The total amount of legal fees we paid to Venable in 2004 was approximately 1.2% of Venable’s gross revenues for 2004. Mr. Civiletti’s son, Andrew Civiletti, works full-time in a non-executive capacity as an attorney in our law department. Mr. Civiletti stated to the Board his belief that the relationships described above do not affect his independence.
      Mr. Berick’s son, Daniel Berick, is a partner at Squire, Sanders & Dempsey L.L.P., a law firm that provides legal services to the Corporation and to the Lerner family and Lerner business interests. Daniel Berick generally is not involved personally with the legal services to the Corporation but is with the legal services to the Lerners. The total amount of legal fees paid by the Corporation and the Lerner family and Lerner business interests in 2004 was approximately 0.4% of Squire, Sanders & Dempsey’s gross revenues for 2004. Mr. Berick has had a long-standing relationship with Al Lerner, our former Chairman and Chief Executive Officer who died in 2002, and his family, including acting as the family’s attorney. Mr. Berick retired as an attorney in 2002, but continues to provide advice to the Lerner family, including advice to Randolph Lerner with respect to the estate of Al Lerner and other matters. Mr. Berick is not compensated for such advice. Mr. Berick stated to the Board his belief that the relationships described above do not affect his independence.
      After considering the above factors, the Board concluded that the described relationships for Mr. Civiletti and Mr. Berick fell within the categorical standards for independence adopted by the Board and that Mr. Civiletti and Mr. Berick were independent under the NYSE rules.

Compensation of Directors
      During 2004, each director who is not an officer received an annual retainer of $70,000 and additional compensation for Board and committee participation as follows:

Audit Committee Member	$15,000
Governance Committee Member	5,000
Compensation Committee Member	5,000
Additional Compensation for serving as a Chairperson of a Committee	15,000
Each Board, Committee or Subcommittee meeting attended	1,500
      Directors will be compensated at the same levels during 2005. Directors who are not officers may elect to defer their compensation pursuant to our deferred compensation plan. The deferred compensation plan is discussed under “Deferred Compensation Plan” on pages 21 and 22 of this Proxy Statement.
      As an executive officer and Chairman, Mr. Lerner received a salary of $500,000 for 2004. His salary for 2005 has not changed. He is not eligible for a bonus. He is eligible for retirement and other benefits under our defined benefit pension plan and our supplemental retirement plan. These plans are discussed under “Retirement Plans” on pages 23 and 24 of this Proxy Statement. Based on his 2004 salary, Mr. Lerner’s annual retirement benefits at age 65 under the defined benefit pension plan would be approximately $69,142 and under the supplemental retirement plan (net of pension and Social Security benefits) would be approximately $309,210.
      Directors are eligible to participate in a company-wide educational matching gift program whereby the Corporation matches gifts made by people at the Corporation to eligible educational institutions. The maximum the Corporation will match under the program per person is $10,000 per year.
      The outside directors also serve on the board of MBNA America Bank, N.A., our principal subsidiary in the U.S. They do not receive additional compensation for this service. Messrs. Berick and Civiletti also serve on the board of MBNA Europe Bank Limited, our principal subsidiary in Europe. Messrs. Berick and Civiletti both receive an $8,000 annual retainer for serving on the MBNA Europe Audit Committee, and Mr. Berick receives an additional $8,000 annual retainer for serving as chairman of the MBNA Europe Audit Committee. In addition, Messrs. Berick and Civiletti each receive a $2,000 fee for attending in person any MBNA Europe board or committee meeting held outside of the United States. Each of Messrs. Berick and Civiletti attended two meetings outside the United States during 2004.
      During 2004, each outside director received options to purchase 5,000 shares of common stock pursuant to our 1997 Long Term Incentive Plan. Under the 1997 Plan, each outside director receives options to purchase 5,000 shares of common stock upon election to the Board and on January 2 of each subsequent year of service. The exercise price of the options is the fair market value of the common stock on the grant date. The options are exercisable immediately and have a term of ten years but expire sooner if the holder ceases to be a director.
Identifying and Evaluating Directors; Qualifications of Directors
      The Governance Committee nominates candidates for election or reelection to the Board. The Governance Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the Committee’s charter. The Governance Committee will consider persons recommended by stockholders for nomination for election as directors. Stockholders wishing to recommend director candidates must follow the prior notice requirements as described under “Stockholder Proposals for 2006 Annual Meeting of Stockholders” on page 37 of this Proxy Statement.

      The Governance Committee’s charter provides that the Committee consider “such factors as it deems appropriate” in nominating or recommending candidates for directorship. The factors the Governance Committee considers include: judgment, skill, diversity, experience with business and other organizations of comparable size (including service on other boards), the interplay of the candidate’s experience with the experience of remaining Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may also consider the experience and expertise of the departing Board member when considering nominees to replace such member. For example, if Mr. Milstead were to depart the Board, the Governance Committee would focus its search for nominees on candidates that meet the standards of a financial expert. The Governance Committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the New York Stock Exchange.
      In 2004, when the Board added three new independent directors, the Committee retained a director search firm to assist the Committee in identifying and screening candidates. Mr. Civiletti, the Chairman of the Committee, assisted by Mr. Lerner, our Chairman, and Mr. Hammonds, our Chief Executive Officer, narrowed the list of candidates identified by the search firm and recommended the new directors to the Committee.
      The Governance Committee evaluates the attendance records and performance of directors for the prior year. In 2004, the Governance Committee conducted a comprehensive evaluation of the Board and its committees. Several recommendations made by the Governance Committee (which were based on director comments during the evaluation) have been incorporated into the activities of the Board and its committees.
Code of Ethics
      We have had an ethics policy and an ethics guide for many years. The policy applies to directors, officers and employees, and includes provisions aimed to deter wrongdoing and promote ethical conduct by the chief executive officer, chief financial officer, chief accounting officer, controller and other senior executives in accordance with recent SEC regulations. The ethics guide, which summarizes the ethics policy, is available on our website (www.mbna.com/investor) and is available in print to any stockholder who requests it by writing to the Corporation’s Secretary at the address set forth on page 38. If there is an amendment to or a waiver of any provision of the ethics guide that applies to the chief executive officer, chief financial officer, chief accounting officer, controller or other senior executives, we will disclose this on our website.

GOVERNANCE COMMITTEE REPORT
      The Board has corporate governance guidelines that cover the number and qualifications of directors, director independence, the responsibilities of directors, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, management succession, Board performance and other topics. The Governance Committee reviewed and revised the guidelines during 2004 and again in early 2005. In addition, the Governance Committee took the following actions in accordance with the guidelines during 2004:

•	Nominated directors for election to the Board at the 2004 Annual Meeting of Stockholders

•	Recommended to the Board the election of three new independent directors (two were elected in June 2004 and one was elected in October 2004)

•	Reviewed committee responsibilities

•	Reviewed director qualifications, including independence

•	Reviewed the qualifications of the Board’s “financial expert”

•	Conducted a comprehensive evaluation of the Board and its committees

•	Recommended to the Board the appointment of members to the Board committees
      In addition, in January 2005 the Governance Committee nominated directors for election to the Board in 2005 (See “Election of Directors” beginning on page 5 of this Proxy Statement).

James H. Berick, Esq.
Mary M. Boies, Esq.
Benjamin R. Civiletti, Esq.
William L. Jews
Stuart L. Markowitz, M.D.
William B. Milstead
Laura S. Unger, Esq.

AUDIT COMMITTEE REPORT
      The role of the Audit Committee is oversight of matters relating to accounting, internal controls, auditing, financial reporting, legal and regulatory compliance and other matters that may be delegated by the Board to the Audit Committee. The Committee’s role is limited to this oversight. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for conducting proper audits and reviews of the Corporation’s consolidated financial statements.
      In carrying out its oversight function, the Audit Committee, among other matters:

•	Oversees management’s development, implementation and maintenance of the Corporation’s system of internal controls and the Corporation’s system of disclosure controls and procedures for preparation of financial reports, including review of the process for the certification by the chief executive officer and chief financial officer of the Corporation’s Annual Report on Form 10-K and quarterly reports on Form 10-Q and review in early 2005 of management’s assessment of internal controls over financial reporting and the independent auditors’ attestation of management’s assessment pursuant to Sarbanes-Oxley Section 404;

•	Appoints the independent auditors, reviews and approves the independent auditors’ audit scope, fees and terms of engagement, evaluates the performance of the independent auditors, and has the authority to replace the independent auditors;

•	Reviews the quarterly and annual consolidated financial statements prepared by management and audited or reviewed by the independent auditors and discusses them with management and the independent auditors; and

•	Reviews the quarterly and annual financial reports prepared by management.
      The Audit Committee met nine times during 2004. The Audit Committee reviewed the Corporation’s disclosure controls and procedures, including a report each quarter from the Corporation’s General Auditor on the results of the internal audit review of the disclosure controls and procedures. The Audit Committee’s meetings included, when appropriate, executive sessions with the independent auditors and internal auditors outside the presence of management.
      In performance of its oversight function, the Audit Committee has reviewed and discussed the Corporation’s 2004 audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of the audit, including the auditors’ judgment about the quality of the accounting principles applied in the Corporation’s 2004 audited consolidated financial statements. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and has discussed with the auditors the auditors’ independence.
      Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission.

James H. Berick, Esq.
William L. Jews
Stuart L. Markowitz, M.D.
William B. Milstead
Thomas G. Murdough, Jr.
Laura S. Unger, Esq.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The following report is submitted by the Compensation Committee and Stock Option Committee on executive compensation for 2004 and changes in executive compensation for 2005. The Compensation Committee is responsible for all senior executive compensation decisions. The Stock Option Committee, a subcommittee of the Compensation Committee, grants stock options and restricted shares to executives and other officers and key employees under the Corporation’s 1997 Long Term Incentive Plan.
      Each member of the Compensation Committee and the Stock Option Committee is an independent director under the NYSE independence rules and the Board’s categorical standards for independence. The Compensation Committee is comprised of Ms. Boies, Dr. Markowitz and Messrs. Berick, Civiletti, Jews, Milstead (Chairman) and Murdough. The Stock Option Committee is comprised of Ms. Boies, Dr. Markowitz and Messrs. Berick, Jews and Milstead (Chairman). Ms. Boies joined the Committee after her election to the Board in June 2004 and Mr. Murdough after his election to the Board in October 2004.
Reductions in Executive Compensation
      In 2003, the Committee and management began a comprehensive review of the Corporation’s compensation philosophy. The Corporation had followed a policy of providing high levels of compensation in order to attract and retain the highest quality executives. This approach proved very effective in the past as the Corporation produced strong financial results and total return to stockholders. However, the Committee decided to reevaluate this policy. In November 2003, the Committee hired an independent compensation consultant to review senior executive compensation and to assist the Committee with its work. The Committee determined that reductions in the levels of executive compensation would be appropriate.
      Throughout 2004 and into 2005 the Compensation Committee and management worked together to propose and institute changes that would reduce executive compensation and better align it with the marketplace. Also, the Committee again retained an independent compensation consultant to review the proposals and assist the Committee. As a result, management proposed and the Committee approved reductions of salaries, bonuses and equity awards (described in “Executive Compensation for 2004” below) which resulted in a 34% reduction in total direct compensation for our chief executive officer, Mr. Hammonds, and a 37% reduction in total direct compensation for the five named executive officers from 2003 to 2004. These reductions follow a 24% reduction in total direct compensation for Mr. Hammonds and a 30% reduction in total direct compensation for the five named executive officers from 2002 to 2003. “Total direct compensation” includes all compensation shown in the Summary Compensation Table on page 19 of this Proxy Statement, including the fair value of stock options on the grant date (using the Black-Scholes value).
      The Compensation Committee and management are working together to further reduce total direct compensation for senior executives (primarily by further reducing salaries) and to increase the percentage of total compensation that is paid in equity awards. The Committee believes these actions will further align our compensation practices for senior management with those of the market. The Committee and management seek to do this not all in one year but in a measured way over a few years. This approach should help with the retention of senior executives and permit management and the Committee to respond and adjust to any changes in competitive practices over the next few years.
      Prior to discussing executive compensation for a given year, the Committee reviews materials prepared by management on executive compensation and the Corporation’s benefits programs applicable to senior executives. In January 2005, management provided such compensation and benefits materials to the Committee, which included tally sheets for each of the named executive officers. The tally sheets summarized all compensation paid in 2004 to the named executive officers as well as compensation payable to the executive officers under various scenarios, such as at retirement, upon a change of control of the Corporation, and at a termination of employment prior to retirement.

Executive Compensation for 2004
      As in the past, the Corporation’s compensation program for 2004 provides annual compensation to senior executives that recognizes short-term corporate performance, and long-term compensation that encourages executive officers to focus on the future as well as the present. The program is designed to reward current performance in proper context with the long-term corporate objectives. Annual compensation consists primarily of salary and bonus. Long-term compensation programs for 2004 included restricted shares and retirement programs. Incentive-based compensation, comprised of bonuses and restricted shares granted, was approximately 68% of the total compensation provided in 2004 to the senior executive officers named in the Summary Compensation Table.

Annual Compensation
      The Committee determines annual salaries and bonuses for senior executives. Salaries are based primarily on experience, responsibilities and corporate and individual performance. Bonuses are based on corporate and individual performance.

Reduction of Salaries
      In August 2004, management reduced salaries for its most senior executives. Mr. Hammonds’ salary was reduced 4%, Mr. Cochran’s salary was reduced 6%, and the salaries of other senior executives were reduced 5%. This reduction was partially offset by the Corporation having 27 pay periods in 2004, which resulted in executives receiving one more paycheck in 2004 than they normally receive in a calendar year. Management implemented an additional 5% salary reduction for senior executives in March 2005.

Bonus Amounts/ Corporate Performance
      The Committee has a formal process in place to review accomplishments each year in connection with its determination of the compensation of senior executives. In 2004, the Board received quarterly updates on the Corporation’s financial results. In addition, the Committee reviewed the “2004 Year In Review”, a document prepared by management, which contained a detailed explanation of corporate activities and results for 2004. The 2004 Annual Report to Stockholders also contains an extensive discussion of these activities and financial results.
      The Committee measures corporate performance primarily by achievement of the objectives set forth in its financial plan, including goals for net income, managed loans, new accounts, managed credit losses, net interest margin and operating efficiency. The inclusion of goals for managed loans and new accounts, which determine future results, ensures that management does not sacrifice future growth to achieve the current year net income objective. The Committee also considers, but gives less weight to, the competitive and economic environment in which these results are achieved and other factors, such as the quality of the Corporation’s customers, the results of regulatory examinations and the total return on our common stock compared to the S&P 500 and S&P Financial Indices.
      For 2004, the Corporation substantially achieved its net income goal and achieved its performance objectives for new accounts, managed credit losses and operating efficiency. The Corporation did not achieve its goal for growth in managed loans or net interest margin. However, the Committee recognized that the Corporation’s overall results for 2004 were strong and the Corporation had a number of significant achievements in 2004 that the Committee and management believe position the Corporation well for the future, including becoming the first financial institution to issue American Express-branded credit cards, the expansion of its rewards-based programs and its efforts to diversify its business.
      Based on these results, in January 2005 the Committee approved bonuses for 2004, but at a level below the target bonus level established for 2004. At the start of 2004 the Committee had indicated its intention to pay 2004 bonus amounts up to 125% of 2004 salaries (down from 200% of salaries in 2002 and 150% of salaries in 2003), with the specific amount based on the amount net income increased in 2004 over 2003, and to pay 50% of the 2004 bonus amounts in cash and 50% in the form of restricted shares of common stock. Based on the Corporation’s results and achievements in 2004 and an individual performance evaluation of each senior executive provided by Mr. Hammonds and reviewed by the Committee, and in the case of Mr. Hammonds, provided by the Committee, the Committee awarded a bonus to Mr. Hammonds equal to 90% of his 2004 salary (as reduced in August 2004) and awarded bonuses to Messrs. Cochran, Weaver, Struthers and Vecchione equal to 80% of their 2004 salaries (as reduced in August 2004). Mr. Hammonds’ 2004 bonus was $2,166,000, paid 50% in cash and 50% in restricted shares. (Mr. Hammonds’ 2003 bonus was $3,750,000, with $2,125,000 in cash and $1,625,000 in restricted stock.) The Committee analyzed Mr. Hammonds’ performance in 2004 and approved a bonus higher than the other named executives primarily because of Mr. Hammonds’ outstanding leadership and strategic guidance during his first full year as chief executive officer of the Corporation. Under Mr. Hammonds’ direction, the Corporation produced strong financial results during a challenging year for the credit card industry while maintaining its focus on future growth.
      Fifty percent of 2004 bonus amounts were paid in restricted shares and are included in the “Restricted Shares” column in the Summary Compensation Table on page 19. The restricted shares were valued based on the market value of common stock on January 25, 2005. Payment in restricted shares provides the executives with additional incentive to remain with the Corporation. These restricted shares vest 20% on December 1, 2005 and 20% on each subsequent December 1 until fully vested. In addition, the restricted shares vest upon retirement at or after age 65, death or disability, or a change of control of the Corporation. The value of the restricted shares at the date of grant is expensed over the vesting period.
      For 2005, the Committee has established a target bonus amount of 100% of salary, and as with 2004 bonuses, bonuses may be reduced based on achievement of other corporate performance objectives and may be further adjusted based on individual performance.

Long Term Compensation — Restricted Shares with Performance Based Vesting
      In March 2004, the Committee approved restricted share awards for 2004 to the Corporation’s senior executives, including the senior executives named in the Summary Compensation Table. The restricted share awards were based in part on 2003 results, with the amounts set as a percentage of 2003 salary and one-half 2003 bonus as follows: Mr. Hammonds, 100%; Mr. Cochran, 90%; and Messrs. Struthers, Weaver and Vecchione, 75%. The value of these restricted shares, based on the market price on the grant date, was $4,375,000 for Mr. Hammonds.
      The restricted shares awarded in March 2004 included, for the first time, a performance based vesting component. A portion of the restricted shares may vest on March 1 of each year beginning March 1, 2005 if the Corporation achieves certain net income objectives for the prior year. The number of shares that can vest in one year ranges from 0% to 20% of the total grant based on the level of net income achieved by the Corporation. Any remaining unvested restricted shares vest on the day prior to the tenth anniversary of the grant date if the executive is employed by the Corporation on that date. The restricted shares vest sooner in the event of the death, disability or a change in control of the Corporation, but not retirement. The restricted shares that have not vested will be forfeited if the recipient’s employment ends for any other reason, including retirement. The restricted shares provided additional compensation to the recipients and an additional incentive to remain with the Corporation. Restricted shares may not be sold or transferred during the restricted period. Based on the performance based vesting component, 15% of the restricted shares granted in March 2004 vested on March 1, 2005.
      The Stock Option Committee has not granted stock options to senior executives since January 2003. In 2003 and 2004 stockholders approved a resolution urging the Board to adopt a policy requiring expensing of stock options. The Board did not oppose expensing stock options, but determined to wait to begin expensing until final rules were effective (July 2005). However, the Stock

Option Committee determined that it would not issue stock options until the new rules became effective.
Benefit Plans
      Senior executives participate in the Supplemental Executive Retirement Plan, the Supplemental Executive Insurance Plan and the deferred compensation plan, as well as the Corporation’s pension plan, 401(k) plan and other broad-based benefit plans. These benefits are discussed under “Executive Compensation” beginning on page 19 of this Proxy Statement.
      The Supplemental Executive Retirement Plan provides retirement benefits for those participants who remain with the Corporation until retirement at age 60 (or up to age 65 if the participant does not have at least 10 years of service with the Corporation). As more fully described under “Retirement Plans” on pages 23 and 24 of this Proxy Statement, retirement benefits under the plan are based on 80% (for the most senior executives) of the executive’s highest salary during a period prior to retirement. In February 2005, the Committee approved an amendment to the plan that extended the period in which to derive the executive’s highest salary for benefits purposes from 72 months to 144 months. These actions were taken so that executives within approximately twelve years of retirement would not experience a reduction in retirement benefits as salaries are reduced.
Deductibility of Executive Compensation
      The Committee considers the effect of limitations on deductibility for federal income tax purposes of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to an executive officer named in the Summary Compensation Table for that year provided that the executive officer is employed by the Corporation as an executive officer as of the end of that year. For 2004, the limitation applies to the compensation paid to Messrs. Hammonds, Cochran, Weaver, Struthers and Vecchione.
      Salaries and other current compensation in excess of $1,000,000 paid for 2004 to each of the named executives are not deductible. All of the bonus amounts paid to these persons were paid under the Senior Executive Performance Plan approved by stockholders in 2001. This plan provides for payment of bonuses if the Corporation achieves the net income objective established by the Committee for that year. This type of stockholder-approved plan permits the Corporation to deduct for federal income tax purposes bonus amounts paid under the plan. The bonus amounts awarded to the named executives as described above were within the amounts that qualify for a tax deduction under the plan for each of the named executives.
      The tax deductions related to exercise of stock options granted by the Committee in prior years pursuant to the 1997 Long Term Incentive Plan are not subject to limits on deductions.
      The Corporation incurs compensation expense for federal income tax purposes for restricted stock grants in the year when the restricted shares vest. If the restricted shares vest in a year when the recipient ceases to be an executive officer, such as at retirement, the compensation expense will be deductible. However, if the Committee approves a waiver of the restrictions on restricted shares or the restricted shares by their terms vest in a year when an executive officer is still covered by the limitation, the Corporation is not able to deduct the compensation expense for federal income tax purposes.

James H. Berick, Esq.
Mary M. Boies, Esq.
Benjamin R. Civiletti, Esq.
William L. Jews
Stuart L. Markowitz, M.D.
William B. Milstead
Thomas G. Murdough, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The current members of the Compensation Committee are listed above. No member of the Compensation Committee has served as an executive officer or employee of the Corporation or served during 2004 as an executive officer of another entity of which any of the Corporation’s executive officers was a director or member of the compensation committee.
      Mr. Civiletti is Chairman of Venable LLP, which is among those law firms that provided legal services to the Corporation during 2004.
EXECUTIVE COMPENSATION
      The following table sets forth information concerning compensation paid or accrued to the Chief Executive Officer and the four other most highly compensated executives for services to the Corporation in 2002, 2003 and 2004.
      The Committee approved changes to executive compensation that could further reduce executive compensation in 2005. These changes are discussed in the Compensation Committee Report on Executive Compensation beginning on page 15 of this Proxy Statement.
Summary Compensation Table

						Long Term Compensation

		Annual Compensation
						Awards
				Total
				Annual	Other		Number of	All
				Cash	Annual		Securities	Other
				Compen-	Compen-	Restricted	Underlying	Compen-
Name and Principal Position	Year	Salary(1)	Bonus(2)	sation(3)	sation(4)	Shares(5,6)	Options	sation(7)

Bruce L. Hammonds	2004	$2,461,525	$1,083,000	$3,544,525	$0	$5,458,000	0	$163,422
Chief Executive Officer and	2003	2,500,000	2,125,000	4,625,000	0	5,740,996	500,000	164,383
President of the Corporation	2002	2,394,213	2,500,000	4,894,213	0	9,540,000	450,000	201,188

John R. Cochran III	2004	2,442,294	943,000	3,385,294	0	4,880,500	0	135,902
Chief Operating Officer of the	2003	2,500,000	2,125,000	4,625,000	0	5,740,996	500,000	145,203
Corporation; Chairman,	2002	2,394,213	2,500,000	4,894,213	0	9,540,000	450,000	190,458
President and Chief Executive Officer of the Bank
Lance L. Weaver	2004	1,961,537	762,500	2,724,037	0	3,387,500	0	113,044
Vice Chairman of the	2003	2,000,000	1,700,000	3,700,000	0	4,386,975	300,000	128,546
Corporation and Vice Chairman	2002	1,915,375	2,000,000	3,915,375	77,848	7,280,000	300,000	162,985
of U.S. Credit Card for the Bank

Richard K. Struthers	2004	1,961,537	762,500	2,724,037	0	3,387,500	0	79,866
Vice Chairman of the	2003	2,000,000	1,700,000	3,700,000	0	4,386,975	300,000	114,947
Corporation and Vice Chairman	2002	1,915,375	2,000,000	3,915,375	2,183	7,280,000	300,000	153,280
of International and Consumer Lending for the Bank
Kenneth A. Vecchione	2004	1,569,223	610,500	2,179,723	0	2,710,500	0	56,885
Vice Chairman and Chief	2003	1,599,988	1,360,000	2,959,988	352	2,069,000	250,000	179,332
Financial Officer of the	2002	1,515,376	1,600,000	3,115,376	7,484	3,359,992	900,000	148,520
Corporation (since October 2004) and of the Bank

(1)	Salaries were reduced effective August 2004. The reductions are discussed in the Compensation Committee Report on Executive Compensation beginning on page 15 of this Proxy Statement. The Corporation had 27 pay periods in 2004 including an early January 2004 pay that covered primarily a late December 2003 pay period. Annual salaries are based on 26 pay periods. The annual salaries presented in the table for 2004 do not include amounts paid for the 27th pay period in 2004. Including the 27th pay period, salaries actually paid in the 2004 calendar year were as follows: Mr. Hammonds,

$2,553,833; Mr. Cochran, $2,532,679; Mr. Weaver, $2,034,614; Mr. Struthers, $2,034,614; and Mr. Vecchione, $1,627,685.

(2)	Includes cash bonuses paid. Does not include 50% of 2004 bonuses, 43.3% of 2003 bonuses and 50% of 2002 bonuses paid in restricted shares of the Corporation’s common stock, which are included in the “Restricted Shares” column.

(3)	Consists of all annual cash compensation included in the “Salary” and “Bonus” columns.

(4)	Pursuant to SEC rules, does not include perquisites and other personal benefits if the aggregate amount of such compensation for an executive is less than $50,000 for the given year. For 2004 and 2003, the executives reimbursed the Corporation for its aggregate incremental cost related to their personal airplane use. Aggregate incremental cost includes fuel, landing fees, airport taxes and fees, customs fees and in-flight food. Includes for Mr. Weaver $77,848 for airplane use for 2002.

(5)	The total number of restricted shares held at December 31, 2004 by each of the named executive officers and the value of these shares calculated by multiplying the number of shares held by the closing price of the common stock on December 31, 2004, were:

	Number of	Value of
	Restricted	Restricted
	Shares	Shares

Bruce L. Hammonds	1,997,588	$56,312,006
John R. Cochran III	1,981,035	55,845,377
Lance L. Weaver	1,383,305	38,995,368
Richard K. Struthers	1,309,390	36,911,704
Kenneth A. Vecchione	366,893	10,342,714

(6)	Includes restricted shares granted for 2004, 2003 and 2002 in lieu of a portion of cash bonuses as indicated in footnote 2 above. For 2004, the restricted stock in lieu of cash bonuses (based on the market price on January 25, 2005) were as follows: Mr. Hammonds, $1,083,000; Mr. Cochran, $943,000; Mr. Weaver, $762,500; Mr. Struthers, $762,500; and Mr. Vecchione, $610,500. The restricted shares granted in lieu of a portion of 2004 cash bonuses vest 20% on December 1, 2005 and 20% on December 1 of each of the following four years. The restricted shares granted in lieu of a portion of 2003 cash bonuses vest 40% on December 1, 2005 and 20% on December 1 of each of the following three years. The restricted shares granted in lieu of a portion of 2002 cash bonuses vested 40% on December 1, 2004 and will vest 20% on December 1 of each of the following three years. All of the above restricted shares vest sooner in the event of retirement, death or disability, or a change in control.

Also includes other restricted shares granted each year to each of the executives. For the 2004 grant, from 0% to 20% of the restricted shares vest on March 1 of each year beginning March 1, 2005 if the Corporation achieves certain net income objectives for the prior year. Any remaining unvested restricted shares vest on the day prior to the tenth anniversary of the grant date if the executive is employed by the Corporation on that date. The restricted shares vest sooner in the event of the death, disability or a change in control of the Corporation, but not retirement. The restricted shares that have not vested will be forfeited if the recipient’s employment ends for any other reason, including retirement. Based on this performance vesting and a 14% increase in net income for 2004, 15% of the restricted shares granted in March 2004 vested on March 1, 2005.

For 2003 and prior years, restricted shares granted to the named executives (other than shares granted in lieu of a portion of cash bonuses) vest on December 1 of the year that includes the tenth anniversary of grant, or sooner upon the recipient’s retirement, death or disability or upon a change of control of the Corporation (except that Mr. Vecchione’s other restricted stock grants for 2003 and prior years vest only upon his retirement, death or disability or upon a change of control of the Corporation). The shares that vested in 2004 after the tenth anniversary of grant were as follows:

Number of Shares
Vested in 2004

Bruce L. Hammonds	151,875
John R. Cochran III	151,875
Lance L. Weaver	45,938
Richard K. Struthers	0
Kenneth A. Vecchione	0

Dividends are paid on restricted shares from the grant date. In 2004, the named executive officers received the following dividends on restricted shares:

Amount of Dividends

Bruce L. Hammonds	$968,727
John R. Cochran III	964,754
Lance L. Weaver	648,714
Richard K. Struthers	593,582
Kenneth A. Vecchione	161,781

(7)	Includes amounts paid or accrued by the Corporation in 2004 as set forth below:

			Above-
			Market
	Term Life	Whole Life	Earnings On
	Insurance	Insurance	Deferred
	Premiums	Premiums	Compensation

Bruce L Hammonds	$9,374	$147,331	$6,717
John R. Cochran III	8,074	120,181	7,647
Lance L. Weaver	7,364	105,680	0
Richard K. Struthers	4,524	57,475	17,867
Kenneth A. Vecchione	4,524	52,361	0
Under the whole life insurance program the Corporation pays the premiums on policies owned by the executives and pays the executives a gross-up amount to cover the taxes incurred by the executives as a result of the premium payment. The Corporation is funding the costs of the premiums and the tax gross ups from increases in cash values of the corporate owned life insurance policies that the Corporation retained when it terminated an earlier executive life insurance program. The above amounts include premiums and the tax gross ups.
Deferred Compensation Plan
      The Corporation’s deferred compensation plan permits executives to defer salaries above $205,000 and all cash bonuses. In addition, prior to 2003 the Corporation credited on behalf of each executive an amount equal to 4% of salary in excess of the Internal Revenue Service compensation limit used for 401(k) contributions (currently $205,000). Beginning in 2003, the Corporation no longer provides this credit.
      Participant and Corporation contributions to the deferred compensation plan are credited with a rate of return equal to the return on a separate account chosen by the participant among a number of separate accounts offered through variable life insurance policies owned by the Corporation. Deferred amounts and accrued credits are paid at the time selected by the participant or sooner on retirement or termination of employment.
      The deferred compensation plan is an unfunded plan. No funds have been set aside to pay deferred compensation balances. However, the Corporation has purchased corporate owned life insurance to offset this liability.

      The following table sets forth the total contributions by the named executives, the amounts contributed by the Corporation, the interest earned by each executive, all withdrawals and distributions, and the total balances for each executive as of December 31, 2004:

				Interest	Interest
	Cumulative	Cumulative	Interest	Earned to Date	Earned to Date	Withdrawals/
	Executive	Corporation	Earned	on Executive	on Corporate	Distributions	Total
Executive	Contributions	Contributions	in 2004	Contributions	Contributions	to Date	Balance

Bruce L. Hammonds	$655,056	$393,154	$75,568	$472,928	$145,692	$598,559	$1,068,272
John R. Cochran III	759,438	393,154	84,572	561,520	104,567	127,399	1,691,279
Lance L. Weaver	10,589,975	313,085	148,668	5,310,899	213,523	0	16,427,482
Richard K. Struthers	200,371	290,969	36,784	304,354	80,655	451,690	424,660
Kenneth A. Vecchione	1,159,100	140,046	120,387	147,379	16,703	17,761	1,445,467
      The Corporation assumed three deferred compensation plans of its former parent company, MNC Financial, in 1992. These plans have been closed to new contributions since 1988. These plans provide for a credited rate of interest based off of Moody’s Seasoned Corporate Bond Yield as determined from Moody’s Bond Record published by Moody’s Investor Service, Inc. The interest rate is considered “above market.” For 2004, the interest rate for the three plans ranged from 8.85% to 10.0%. The portion considered “above market” for 2004 was 4% for each plan and the cumulative amount of “above market” interest earned by the named executive officers under these plans is set forth in footnote 7 to the Summary Compensation Table. The cumulative balances for these plans as of December 31, 2004 were as follows: Mr. Hammonds, $171,623; Mr. Cochran, $196,617; and Mr. Struthers, $457,267. Mr. Weaver and Mr. Vecchione do not participate in these plans.
2004 Option Grants
      There were no stock option grants made to the named executive officers in 2004.
Aggregated Option Exercises in 2004 and Option Values at December 31, 2004
      The following table sets forth information concerning stock options exercised by the named executive officers during 2004 and the values at year-end 2004 of unexercised options held by these executive officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/04		at 12/31/04(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bruce L. Hammonds	481,428	$9,611,547	5,123,498	975,000	$63,395,214	$6,521,550
John R. Cochran III	501,934	10,902,798	5,886,928	975,000	81,067,522	6,521,550
Lance L. Weaver	441,395	4,577,081	2,725,480	630,000	27,343,815	4,195,500
Richard K. Struthers	240,416	4,597,893	3,742,138	630,000	45,560,981	4,195,500
Kenneth A. Vecchione	0	0	1,135,000	570,000	7,605,067	3,059,300

(1)	Represents the difference between the fair market value of the shares of common stock for which options were exercised in 2004 and the exercise price of the options.

(2)	Represents the difference between the fair market value of the option shares (based on $28.19 per share, the closing price of the common stock on the New York Stock Exchange on December 31, 2004) and the exercise price of the options.

Securities Authorized for Issuance Under Equity Compensation Plans
      The following table shows, as of December 31, 2004, certain information with respect to compensation plans under which our equity securities are authorized for issuance to participants.

			(c) Number of securities
			remaining available for future
	(a) Number of securities	(b) Weighted-average	issuance under equity
	to be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in column (a))

Equity compensation plans approved by security holders	84,817,009	$18.25	41,740,977
Equity compensation plans not approved by security holders	0	0	0

Total	84,817,009	$18.25	41,740,977
      The number of securities to be issued upon exercise of all outstanding options, warrants and rights is 6.2% of the total shares of common stock outstanding on a fully diluted basis as defined in the plan.
      The 1997 Long Term Incentive Plan authorizes the issuance of stock options and restricted shares for up to 10% of fully diluted shares outstanding as defined in the plan. As options are exercised or restricted shares vest, additional shares become available for grants. The plan limits the number of stock options that may be issued to any officer in any calendar year to 3,375,000 and the number of restricted shares (other than restricted shares issued in lieu of a cash bonus) that may be granted in any calendar year to all plan participants to 3,000,000. The plan prohibits repricing of stock options. We do not have any compensation plans under which our equity securities are authorized for issuance that have not been approved by stockholders.
Retirement Plans
      The executive officers named in the Summary Compensation Table participate in a supplemental retirement plan which provides a retirement benefit equal to 80% of the participant’s highest average salary for any 12-month period during the 144 months preceding retirement. Previously retirement benefits under the plan were based on the highest average salary for any 12-month period during the 72 months preceding retirement. With recent reductions in salaries and possible further reductions in the future, executives who are within 7 to 12 years of retirement age were faced with declining retirement benefits. In fairness to these executives, the Compensation Committee approved an amendment to the supplemental retirement plan in February 2005 increasing the period in which to determine the highest average salary from 72 to 144 months. This amendment ensures that, as salaries of senior executives are reduced, current participants in the supplemental retirement plan who are currently between 7 to 12 years from their retirement date will not experience a corresponding decline in retirement benefits.
      Benefits under the supplemental retirement plan are reduced by pension (discussed below) and Social Security benefits. The plan also provides for salary continuation in the event of the death or disability of the participant. In the case of a named executive officer’s disability, the retirement plan provides 100% of salary through age 65 and 80% of salary thereafter for life, reduced by long-term disability plan benefits and social security benefits. In the case of the executive officer’s death, the retirement plan provides the beneficiary 100% of the executive officer’s salary for 10 years, then 50% of salary for the life of the beneficiary if the beneficiary is the spouse of the executive officer. Participants must remain employed until age 60 (or up to age 65 if the participant has less than 10 years of service with the Corporation) to receive a retirement benefit.
      We have obtained insurance on the lives of participants and expect over time to recover from the proceeds of the insurance the aggregate cost of benefits paid to all participants under the supplemental retirement plan and premiums for the insurance.

      The following table sets forth approximate annual retirement benefits for retirement at age 65 payable under our defined benefit pension plan:

	Years of Service
Average Annual
Compensation	15	20	25	30	35

$1,500,000	$51,158	$68,210	$85,263	$102,316	$119,368
2,000,000	51,158	68,210	85,263	102,316	119,368
2,500,000	51,158	68,210	85,263	102,316	119,368
3,000,000	51,158	68,210	85,263	102,316	119,368
      Benefits under our pension plan are calculated based on average annual compensation, which includes salary, but not bonuses, and may not exceed $205,000 pursuant to Internal Revenue Code limitations. The limit is adjusted periodically for inflation. Because of this limitation, the compensation used to determine benefits payable under the pension plan for each of the named executives is $205,000. Annual benefits at normal retirement are 1.3% of average annual compensation times years of credited service plus .5% of average annual compensation in excess of covered compensation times years of credited service. Average annual compensation is determined by averaging the 60 consecutive months of compensation out of the last 120 months that yield the highest average. Covered compensation is the 30-year average of amounts with respect to which Social Security taxes must be paid. Benefits payable under the pension plan are not subject to deductions for Social Security and other offset amounts.
      Credited years of service under the pension plan for the persons named in the Summary Compensation Table are as follows: Mr. Hammonds, 25 years; Mr. Cochran, 28 years; Mr. Weaver, 12 years; Mr. Struthers, 25 years; and Mr. Vecchione, 5 years. Past service to MNC Financial, Inc., the former parent company of the Bank, is included in credited years of service.
      Annual benefits at age 65 under the supplemental retirement plan and the pension plan based on 2004 salaries (as noted above, the compensation covered under the pension plan for each of the above named persons is currently limited to $205,000), as well as estimated Social Security benefits at age 65, would be approximately as follows:

				Estimated Annual
	Years of		Estimated Annual	Benefit Under
	Service at	Annual Benefit under	Social Security	Supplemental
Executive	Age 65	Pension Plan	Benefits	Retirement Plan

Bruce L. Hammonds	34	$107,204	$22,548	$1,870,248
John R. Cochran III	40	134,597	22,836	1,842,567
Lance L. Weaver	27	83,579	23,004	1,493,417
Richard K. Struthers	41	125,404	22,764	1,451,832
Kenneth A. Vecchione	20	61,009	23,004	1,195,987
Change of Control Severance Agreements
Overview
      Change of control severance agreements are in effect between the Corporation and each of the named executive officers. The agreements are intended to encourage the executives to carry on their duties in the event of a change of control of the Corporation. A “change of control” is defined as an acquisition by a person or group of 40% or more of our common stock or other voting stock (subject to specified exceptions), certain changes in a majority of the Board, certain reorganizations or mergers of the Corporation, the liquidation or dissolution of the Corporation or sale of all or substantially all of the Corporation’s assets.
Benefits
      Under the terms of these agreements, if an executive’s employment is terminated within the 3-year period following a change of control, or within 12 months prior to a change of control and in connection with a change of control, and such termination is by the Corporation (or its successor) other than for

“cause” or by the executive for “good reason” (each as defined in the related agreements), or the executive (except for Mr. Vecchione) terminates his employment for any reason in the 30-day period beginning one year after a change of control, the executive will be entitled to receive, among other things:

•	the executive’s accrued salary;

•	a pro rata portion of the executive’s bonus;

•	a lump sum cash payment equal to three times (one and one-half times for Mr. Vecchione) the sum of the highest annual salary paid to the executive since three years prior to the change of control and the higher of the most recent bonus or the average bonus in the prior three years paid to the executive prior to the change of control;

•	for a period of up to three years (two years for Mr. Vecchione) after the date of termination, certain medical, life insurance and other welfare benefits; and

•	relocation expenses to the United States if the executive is based overseas.
Gross Ups
      In the event that the payments received by any executive in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws, the agreements provide for an additional “gross-up” payment sufficient to restore the executive to the same after-tax position he would have been in if the excise tax had not been imposed, except that if the payments received by the executive exceed by less than $50,000 the level that triggers the excise tax, the payments will be reduced to just below this level to avoid the need for the additional “gross-up” payment. After a termination in connection with a change of control, the executive officers would be restricted from competing with, and soliciting employees from, the Corporation for a period of two years (one year for Mr. Vecchione).
Acceleration of SERP Benefits and Equity Awards
      Upon a change of control, the executives would receive full vesting of all outstanding stock options and restricted stock awards in accordance with policies adopted pursuant to the 1997 Long Term Incentive Plan. In addition, if an executive’s employment is terminated at any time following a change of control, or within 12 months prior to a change of control and in connection with a change of control, and such termination is by the Corporation (or its successor) other than for “cause” or by the executive for “good reason” or by the executive (except for Mr. Vecchione) for any reason in the 30-day period beginning one year after a change of control, then the executive will receive a benefit under the Supplemental Executive Retirement Plan (“SERP”). Absent a change of control, the SERP generally only provides a retirement benefit to participants who retire at or after age 60 (or up to age 65 if the participant does not have at least 10 years of service with the Corporation) and such benefit is equal to 80% of the participant’s highest average salary for any 12-month period during the 144 months preceding retirement. Following a change of control, an executive would be eligible for a minimum SERP benefit equal to 60% of salary, increasing by 4% of salary for each year his deemed age exceeds 50, with a maximum benefit equal to 80% of salary if his deemed age is 55 or greater. For determining SERP benefits, each executive would be deemed to be the executive’s actual age at termination of employment plus five years (except for Mr. Vecchione, who would be deemed to be his actual age at termination of employment plus three years), but in no event less than 50 years of age. In each case the SERP benefit is reduced by pension and Social Security benefits. Following a change of control, the executive may elect to receive the retirement benefit (whether retirement occurs at regular retirement age or upon a covered termination) in an actuarially determined lump sum at termination of employment.
Non-Compete Agreements
      Mr. Struthers and Mr. Vecchione entered into a non-compete agreement with the Corporation in 1999. The agreements provide that for eighteen months following the termination of employment with the

Corporation, the executive shall not compete with the Corporation. As consideration for the non-compete, the Corporation continues to pay the executive his or her salary for the eighteen-month period or, in the case of a retired executive, makes the retirement payments under the Supplemental Executive Retirement Plan. The Corporation also issued restricted shares to Mr. Struthers and Mr. Vecchione which vest eighteen months following the executive’s termination of employment with the Corporation if the executive does not compete with the Corporation during the eighteen-month period.
      Upon termination of employment the Corporation must decide whether or not it will trigger the non-compete agreement. If it does not, the Corporation does not continue paying the executive’s salary and the executive is released from the non-compete. If an executive’s employment is terminated by the Corporation without cause, the Corporation does not have a choice with respect to triggering the non-compete. Rather, the Corporation must continue to pay the executive’s salary in return for the executive’s agreement not to compete. The restricted shares issued pursuant to the non-compete agreements would be forfeited if the executive competes during the eighteen-month non-compete period, even if the Corporation elects not to trigger the non-compete by continuing to pay the executive’s salary.

STOCK PERFORMANCE GRAPH
      The following chart compares the total return on our common stock from December 31, 1999 through December 31, 2004 to the total return of the S&P 500 and S&P Financial Indices for the same period. The graph assumes that the value of the investment in our common stock and each index was $100 at December 31, 1999 and that all dividends were reinvested. While total return comparisons may be useful to investors in gauging the performance of our common stock, in the opinion of our management and the Board, the total return on our common stock may not necessarily relate directly to the performance of our management and should be used only as one of several important measures including, for example, net income, managed loans, new accounts, managed credit losses, and operating efficiency.
      At year-end 2004, the total return on our common stock from December 31, 1999 was 67%, compared to the total return on the S&P Financial Index of 42% and the S&P 500 Index of –11%. The average annual total return on our common stock for this period was 12.8%. The measurement points used in the graph and set forth below are based on an initial investment of $100.
December 31,	MBNA	S&P Financials	S&P 500

1999	$100	$100	$100
2000	137	126	91
2001	132	114	80
2002	108	98	62
2003	144	128	80
2004	167	142	89

CERTAIN RELATIONSHIPS
Transactions with the Cleveland Browns
      In 1999, the Board approved a 10-year marketing agreement with the Cleveland Browns football team, then owned by Al Lerner and now owned by Randolph Lerner, our Chairman. In 2004, we paid the Cleveland Browns approximately $3,150,000 for marketing rights. We believe that the terms of our marketing agreement with the Browns are fair to us. We also have a 5-year lease for one club suite in the Cleveland Browns stadium, with payments in 2004 of approximately $89,000, a 10-year lease for one club suite with payments in 2004 of approximately $261,000, and a 10-year contract for club seats with payments in 2004 of approximately $48,000. In 2004, we also sponsored an event celebrating the 40th anniversary of the 1964 champion Cleveland Browns team, paying the Browns approximately $150,000 in exchange for marketing and branding opportunities at the event. We also paid the Browns approximately $225,000 for certain marketing activities by the Cleveland Browns to open credit card accounts under an arrangement with the National Football League.
      In December 2003, as disclosed in the 2004 Proxy Statement, we entered into an aircraft services agreement with the Cleveland Browns whereby the Corporation agreed to provide pilots, maintenance tracking and scheduling services and other services for an aircraft purchased by the Cleveland Browns. By the mutual agreement of both parties, we did not perform maintenance tracking services in 2004. We provided pilot services under the agreement through July 2004, at which time the pilots became employees of the Cleveland Browns. The Cleveland Browns paid the Corporation approximately $239,000 for pilot salary expenses in 2004, which includes the pilots’ base salary, the cost to us for fringe benefits and bonuses for the pilots in accordance with our standard policies, and any applicable employment taxes pertaining to the pilots which are not deducted from the pilots’ compensation. By mutual agreement of the parties, the aircraft services agreement was terminated effective August 2004.
      In December 2003, we also entered into an aircraft time sharing agreement with the Cleveland Browns. The agreement, which provides that both the Corporation and the Browns may lease aircraft to the other party on a time sharing basis, serves two primary purposes. First, it increases the availability of replacement aircraft for the Browns in the event its aircraft is unavailable for use. Second, it provides a mechanism whereby we can lease the Browns’ aircraft (and pay for the expenses of such flight) when Mr. Lerner travels in the Browns’ aircraft to conduct business on behalf of the Corporation. The agreement was structured as a time sharing agreement to ensure compliance with federal aviation regulations. Under the agreement, the party leasing an aircraft pays to the other party, pursuant to federal aviation regulations, the expenses incurred in the operation of each flight, including fuel, travel expenses of the crew, landing fees, customs fees and other items. The leasing party also pays to the other party, pursuant to federal aviation regulations, an additional charge equal to 100% of the fuel expenses incurred in the operation of each flight. The Cleveland Browns paid us approximately $98,000 and we paid the Cleveland Browns approximately $47,000 under the time sharing agreement for aircraft use in 2004. The time sharing agreement was renewed effective December 2004 and may be terminated by either party upon 60 days written notice. We believe that the terms of the agreement are fair to us.
Agreement with Norma Lerner
      In consideration of Al Lerner’s long service to and outstanding leadership of the Corporation, in November 2002, the Compensation Committee approved an agreement to provide to Mrs. Norma Lerner, the widow of Al Lerner, mother of Randolph Lerner (our Chairman) and a former director of the Corporation, a furnished office and appropriate administrative support, continuation of medical benefits, and continued security services for her and her family on the same basis as provided prior to Mr. Lerner’s death. The agreement will continue in effect for Mrs. Lerner’s life. The security services include use of corporate aircraft for business and personal travel. The agreement provides that Mrs. Lerner must reimburse us for the amount of corporate aircraft use for personal travel attributed to her and her family in excess of $250,000 annually. Mrs. Lerner has chosen to continue the practice followed by Al Lerner of reimbursing us for all incremental cost of personal use of corporate aircraft, which in 2004 totaled approximately $186,000. Mrs. Lerner also chose to reimburse us for all incremental cost of her personal assistants, security monitoring services and use of corporate automobiles in 2004, which totaled approximately $971,000. The incremental cost to us for all other services provided to Mrs. Lerner in 2004, which was limited to the cost of people providing security protection services and the cost of medical benefits, was approximately $256,000. In December 2004, Mrs. Lerner voluntarily reduced the level of administrative support provided by the Corporation.
      Mrs. Lerner also receives an annual pension benefit of $55,425 based on Al Lerner’s service to the Corporation prior to his death. See “Retirement Plans” beginning on page 23 of this Proxy Statement for a description of the Corporation’s pension plan.
Relatives of Directors and Executive Officers Employed by the Corporation
      We encourage employees at all levels to refer people they know, including relatives, for employment at the Corporation. We describe our employment relationships during 2004 with immediate family members of directors and executive officers below. In 2004 the Board approved a policy prohibiting the hiring of immediate family members of directors and senior management without the prior approval of the chairman of the Governance Committee and, if so directed by the chairman of the Governance Committee, the approval of the full Governance Committee. Management reports annually to the Governance Committee on existing employment relationships.
      An “immediate family member” includes a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law. The list includes only those employees with annual compensation exceeding $60,000. We have indicated the director or executive officer to whom the employee is related (all of the relationships are with executive officers, except one as noted). The amounts indicated include 2004 salary and bonus.
      Robert Bacchieri, brother of Gregg Bacchieri, $154,224; Barbara Bramble, daughter-in-law of Frank P. Bramble, Sr., $76,408; Frank P. Bramble, Jr., son of Mr. Bramble, $219,462; Charles M. Cawley (retiring August 2005), former Chief Executive Officer of the Corporation and father-in-law of Michael G. Rhodes, $2,500,000; Andrew Civiletti, son of Benjamin R. Civiletti, a director of the Corporation, $239,951; James Cochran, brother of John R. Cochran III, $369,776; Lisa Cochran, sister-in-law of Mr. Cochran, $174,974; Michael Cochran, brother of Mr. Cochran, $293,475; Phil Davis, brother-in-law of Mr. Cochran, $148,812; Alfred Manganiello, brother-in-law of Mr. Cochran, $91,994; Michael Riley, brother-in-law of Mr. Cochran, $102,654; Douglas Meckelnburg, brother-in-law of Richard K. Struthers, $83,015 (hired in June 2004); William H. Daiger III, brother-in-law of Lance L. Weaver, $474,231; Drew Weaver, brother of Mr. Weaver, $63,428; Todd Weaver, brother of Mr. Weaver, $951,921 (Mr. Todd Weaver is a Senior Executive Vice President of the Bank in charge of its Western Regional Office); and Harper Wright, brother of Vernon H.C. Wright, $149,332.
Other Transactions
      The Corporation’s directors, executive officers, certain members of their immediate families and certain affiliated companies hold credit cards or other lines of credit issued by us in the ordinary course of business, on the same terms prevailing at the time for those issued to other persons.

INDEPENDENT AUDITORS
      Ernst & Young LLP is a registered public accounting firm and has served as the Corporation’s independent auditors since 1991. Mr. Jews, the Chairman of the Audit Committee, and Mr. Milstead, the financial expert on the Board and a member of the Audit Committee, oversaw an evaluation of Ernst & Young LLP conducted by the Audit Committee in late 2004. The Audit Committee analyzed Ernst & Young LLP’s qualifications and resources, including: Ernst & Young LLP’s expertise in the financial services industry; the education and experience of the key partners on the audit; the size, quality and reputation of Ernst & Young LLP’s offices in the United Kingdom and Canada; the quality and staffing of the audit plan; and Ernst & Young LLP’s system of internal quality controls. As part of the evaluation, Mr. Milstead conducted interviews with directors, senior management and members of our internal audit group. The Audit Committee also discussed the rotation of the lead and concurring partners on the audit team and considered whether the independent auditing firm should be rotated. After completion of the evaluation, the Audit Committee recommended that the Corporation retain Ernst & Young LLP as its independent auditors in 2005.
      Representatives of Ernst & Young LLP will attend the Annual Meeting and may, but do not intend to, make a statement. They will respond to appropriate questions directed to them.
Auditor Independence
      The Audit Committee has adopted several policies in response to the Securities and Exchange Commission’s rules strengthening the requirements regarding auditor independence.

Pre-Approval Policies and Procedures
      The Corporation’s comprehensive policy on pre-approval requires prior Audit Committee approval for all audit and non-audit services provided by the Corporation’s independent auditors. The independent auditors may not provide certain prohibited services. The Audit Committee’s prior approval must be obtained before the scope or cost of pre-approved services is increased.
      In determining whether to engage the independent auditors to perform tax services or other non-audit services, the Audit Committee must consider whether such services are consistent with the continued independence of the independent auditors and may consider: (i) whether the independent auditors are best positioned to provide the most effective and efficient service; (ii) whether the service might enhance the Corporation’s ability to manage or control risk or improve audit quality; and (iii) the total amount of tax services and non-audit services and the ratio that the total amount for these types of services bears to the total of audit services. If management seeks the Audit Committee’s approval to engage the independent auditors to provide tax services or other non-audit services, management must provide the Audit Committee a statement of the nature and cost of the proposed services and the benefits to the Corporation from engaging the independent auditors rather than another service provider. In addition, management and the independent auditors must provide a statement that the engagement of the independent auditors to provide the services will not impair the independent auditors’ independence.
      The Audit Committee has designated one of its members to pre-approve services to be provided by the independent auditors between regular Audit Committee meetings. The designated member must report any services he pre-approves to the Audit Committee at its next meeting.

Policy on Employment of Personnel of Independent Auditors
      The Corporation’s policy on employment of personnel of independent auditors prohibits the employment of any current partner, principal, shareholder, or professional employee of the current independent auditors so that such person would be employed concurrently by us and the independent auditors during the professional engagement period. The policy also prohibits the employment of former partners, principals, shareholders or professional employees of the independent auditors with continuing financial interest in or influence over the independent auditors, as well as close family members of covered persons in the firm of the independent auditors, in accounting roles at the Corporation. The policy was revised in August 2004 to prohibit the Corporation from hiring audit engagement team members into any role, not just the senior roles designated by the SEC, until after a one-year “cooling off” period.

Policy on Engagement of Independent Auditors for Personal Services by Audit Committee Members and Executive Officers
      The Corporation prohibits Audit Committee members, specified executive officers and their immediate family members from purchasing tax shelters and similar products from the Corporation’s independent auditors. While the adoption of this policy was not required under the new SEC rules, the Audit Committee adopted this policy in order to avoid potential conflicts that could affect the independence of the auditors. In addition, such persons must provide advanced notice to the Audit Committee if they intend to use the Corporation’s independent auditors for any permitted personal services.
Fees
      The fees billed by Ernst & Young LLP for services rendered to the Corporation and its subsidiaries in 2004 and 2003 were as follows:

	2004	2003

Audit Fees	$5,771,666	$4,063,000
Audit-Related Fees	1,227,673	1,590,000
Tax Fees	693,204	931,000
All Other Fees	17,000	17,000

Audit Fees
      Audit fees are for the audit of our consolidated financial statements, for the audit of internal control over financial reporting, for reviews of interim financial information included in our quarterly reports on Form 10-Q, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters, performance of statutory audits, and accounting and financial reporting work necessary to comply with generally accepted auditing standards.

Audit-Related Fees
      Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees” above. These services consist primarily of internal control and compliance procedures related to securitization trusts, employee benefit plan audits, issuance of agreed upon procedures reports in connection with asset backed securitization transactions, review of certain regulatory filings, and consultation on accounting matters.

Tax Fees
      The fees billed in 2004 and 2003 are for tax preparation and general tax advice in the U.S. and abroad. Engaging Ernst & Young to provide general tax advice provides us with substantial efficiency as a result of Ernst & Young’s familiarity with our business operations, personnel and financial and tax positions. The Audit Committee believes that the provision of these tax services was compatible with maintaining Ernst & Young LLP’s independence from us.

All Other Fees
      Fees in this category for 2004 and 2003 are for a subscription to an accounting and auditing information tool.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2)
      The Audit Committee has appointed Ernst & Young LLP to serve as independent auditors for the fiscal year ending December 31, 2005. Ernst & Young LLP has served as the Corporation’s independent auditors since we became a public company in 1991. Fees billed by Ernst & Young LLP for services rendered to the Corporation in 2004 are described in “Independent Auditors” above.
      Our organizational documents do not require that stockholders ratify the selection of Ernst & Young LLP as the Corporation’s independent auditors. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may still retain them.
      The Board recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2005.

STOCKHOLDER PROPOSALS AND BOARD OF DIRECTORS’ RESPONSES
(ITEMS 3-4)
STOCKHOLDER PROPOSAL — STOCK OPTION EXPENSING
(Item 3)
      We have received notice that the following proposal will be presented at the Annual Meeting of Stockholders. Information on the name, address and beneficial ownership of common stock by the proponent of this proposal will be provided promptly upon receiving an oral or written request. The Board disclaims any responsibility for the content of the proposal and supporting statement set forth below, which are presented as received from the proponent.
      “RESOLVED, that shareholders of MBNA Corporation (“MBNA”) urge the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in MBNA’s income statement.
Supporting Statement
      Stock options continue to comprise a large portion of MBNA’s executive compensation. In 2003, CEO Bruce Hammonds was granted options with a present value on the grant date of $3,530,000, while former CEO Charles Cawley was granted options with a present value on the date of grant of $10,200,000. Also in 2003, Hammonds exercised 597,184 options with a realized value of $10,780,008.
      U.S. generally accepted accounting principles (GAAP) allow companies to choose between two alternatives when accounting for fixed option awards: they can “expense” the awards, or recognize their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. Although this proposal has received a majority of votes cast at the last two annual meetings, MBNA has not implemented expensing, electing to continue using footnote disclosure instead.
      We believe that expensing option awards more accurately reflects the costs of such awards to a company. Simply put, options are a form of non-cash compensation with value to the recipient and a cost to the company. In the words of Warren Buffett: “If stock options aren’t a form of compensation, what are they? If compensation isn’t an expense, what is it? And, if expenses shouldn’t go into the calculation of earnings, where in the world do they go?”
      We believe that voluntarily expensing stock options sends a signal to the market that a company is committed to transparency and corporate governance best practices. Recognizing this, 576 companies had announced their intention to expense stock options as of April 29, 2004, according to Bear, Stearns & Co. The Financial Accounting Standards Board had voted to require stock option expensing in 2005, but now has currently delayed this rulemaking.
      Expensing fixed stock option awards will also eliminate a disincentive to award indexed options, which tie compensation more closely to individual company performance and must be expensed. The Conference Board’s Commission on Public Trust and Private Enterprise recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.
      Finally, we believe that not expensing stock options may lead to overuse by companies that see them as “free money.” As Standard & Poor’s has stated, “when something is significantly underpriced, it is often also substantially overconsumed.” We believe this concern is relevant to MBNA, where, according to the September 30, 2004 report on Form 10-Q, during the nine months ended September 30, 2004, MBNA issued 11.6 million common shares upon the exercise of stock options and issuance of restricted stock, and purchased 11.5 million common shares for $290.2 million.
      We urge shareholders to vote for this proposal.”

BOARD OF DIRECTORS’ RESPONSE
      The Financial Accounting Standards Board has published new rules requiring companies to expense stock options beginning on July 1, 2005. The Corporation will comply with the new rules.
      The Board believed it was not prudent to switch accounting methods prior to the effectiveness of the new rules because of uncertainty surrounding the accounting and disclosure requirements of the new rules.
      In 2003 and 2004 stockholders approved a stockholder proposal urging the Board to adopt a policy requiring the expensing of stock options. The Board did not implement this proposal for reasons discussed above. Also, since the stockholder proposal was first approved in May 2003, the Stock Option Committee has not granted any employee stock options. The Stock Option Committee will not grant any employee stock options before the new rules are effective (except possibly for newly hired officers). Once the new rules take effect, the Committee will evaluate whether or not to resume granting stock options.
      The affirmative vote of a majority of the shares cast at the meeting is required to approve the proposal.
      The Board recommends a vote AGAINST this proposal.

STOCKHOLDER PROPOSAL — PERFORMANCE BASED VESTING OF
RESTRICTED STOCK
(Item 4)
      We have received notice that the following proposal will be presented at the Annual Meeting of Stockholders. Information on the name, address and beneficial ownership of common stock by the proponent of this proposal will be provided promptly upon receiving an oral or written request. The Board disclaims any responsibility for the content of the proposal and supporting statement set forth below, which are presented as received from the proponent.
      “RESOLVED, that the shareholders of the MBNA Corporation (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).
      This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company, and will otherwise apply to the design of all future plans and agreements.
Supporting Statement
      We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock for meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.
      Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases with none of the risk of share price declines. Stock options can reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.
      Leading investors and regulators have questioned the use of stock options to compensate executives. Berkshire Hathaway CEO Warren Buffet has characterized fixed-price stock options as “really a royalty on the passage of time.” Federal Reserve Chairman Alan Greenspan blamed poorly-structured options for the ‘infectious greed’ of the 1990s, because “they failed to properly align the long-term interests of shareholders and managers.”
      Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.
      Executive compensation consultant Pearl Meyer has said “if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis — it shouldn’t be just a giveaway.” Former SEC Chairman Richard Breeden has stated that ‘there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.”’

BOARD OF DIRECTORS’ RESPONSE
      As discussed in the Compensation Committee Report on Executive Compensation beginning on page 15 of this Proxy Statement, the Committee approved two types of restricted share awards for 2004. First, the Committee approved restricted shares to senior executives in lieu of a portion of their 2004 bonuses. The 2004 bonuses were based on the Corporation’s and individual’s performance. Second, the Committee approved restricted shares to senior executives in an amount that was based in part on corporate performance, and the terms of these restricted shares included a performance-based early vesting schedule. A portion of the restricted shares vest each year if the Corporation’s net income for the prior year increases by certain amounts. Any shares that have not vested on the day prior to the tenth anniversary of the grant date vest if the executive is employed by the Corporation on that date.
      The Board believes the Corporation has substantially complied with this proposal and therefore the proposal is unnecessary. The Board also believes that the Compensation Committee should have flexibility to determine the terms of future equity awards.
      The affirmative vote of a majority of the shares cast at the meeting is required to approve the proposal.
      The Board recommends a vote AGAINST this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 and related regulations require our directors, executive officers, and anyone holding more than 10% of our common stock to report their initial ownership of common stock and any changes in that ownership to the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulation to furnish the Corporation with copies of all Section 16(a) forms they file.
      Based on its review of the copies of such forms received by it and a year-end certification from each executive officer and director, the Corporation believes that during fiscal year 2004 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been satisfied, with the exception of the sale by Mr. Weaver of 56,271 shares of MBNA common stock on December 6, 2004, which was not reported at the time of sale because the transaction was executed without Mr. Weaver’s knowledge by his financial advisor. Mr. Weaver and the Corporation became aware of the sale in January 2005 and reported the transaction to the Securities and Exchange Commission on January 12, 2005.
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
      Stockholder proposals to be included in our proxy material for the 2006 Annual Meeting of Stockholders must be received at our principal executive offices not later than November 18, 2005.
      With respect to any other stockholder proposals, one of our Bylaws provides that no business, including a nomination for election as a director, may be brought before an annual meeting of stockholders by any stockholder unless the stockholder has given written notice of the business to the Corporation’s Secretary not later than 90 days prior to the anniversary date of the previous year’s annual meeting. For the 2006 Annual Meeting of Stockholders, this deadline is February 1, 2006. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. A copy of our Bylaws is available on our website (www.mbna.com/investor) and may be obtained from the Secretary of the Corporation at 1100 North King Street, Wilmington, Delaware 19884.
OTHER BUSINESS
      As of the date of this Proxy Statement, we do not intend to bring any other matter before the meeting requiring action of the stockholders, nor do we have any information that any other matter will be brought before the meeting. However, if any other matter requiring the vote of the stockholders properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Corporation.
IMPORTANT NOTICE REGARDING DELIVERY OF
SECURITY HOLDER DOCUMENTS
      The Securities and Exchange Commission now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
ANNUAL REPORT ON FORM 10-K
      We will provide without charge to each person solicited for a proxy, on the written request of any such person, a copy of our Annual Report on Form 10-K for our most recently completed fiscal year. Requests should be directed to John W. Scheflen, Secretary, at 1100 North King Street, Wilmington, Delaware 19884.
March 15, 2005

Appendix A
MBNA Corporation
MBNA America Bank, N.A.
MBNA America (Delaware), N.A.
Audit Committee
CHARTER
Organization
      The Audit Committee is a committee of the Board of Directors of MBNA Corporation (the “Corporation”) and MBNA America Bank, N.A and MBNA America (Delaware), N.A. (the “Banks”) and is authorized to perform its functions for and on behalf of these entities. The Committee shall have at least three members, one of whom shall act as chairman of the Committee. The members and the chairman of the Committee will be appointed each year by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. Members of the Committee, including the chairman, shall meet the independence, experience and other requirements of the New York Stock Exchange and banking regulations as applicable. At least one member of the Committee shall be a “financial expert” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, or if no member qualifies, the required disclosure shall be made providing the reasons therefor.
      No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Corporation’s annual proxy statement.
      The Committee shall meet at least quarterly. A majority of members is required for a quorum. The Committee shall maintain minutes of each meeting and provide them to all members of the Board, and shall report on matters considered at Committee meetings to the Board at the next quarterly Board meeting. The Committee shall meet at least quarterly separately with management, separately with the internal auditors and separately with the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately.
Purpose
      The purposes of the Audit Committee are to:

1.	assist Board oversight of (i) the integrity of the Corporation’s and the Banks’ financial statements, (ii) the Corporation’s and the Banks’ compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Corporation’s and the Banks’ internal audit function and independent auditors; and

2.	prepare the Audit Committee Report as required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.
      The function of the Committee is oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters, as the Board deems appropriate. The Committee’s role is limited to this oversight. The management of the company is responsible for the preparation and presentation of the company’s financial statements and the integrity and objectivity of such information. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for conducting audits and reviews of the company’s financial statements in accordance with generally accepted auditing standards.

Duties and Responsibilities
      1. With respect to the internal auditors, the Committee shall:

(a)	review the internal audit plan each year, and any significant changes to the plan during the year

(b)	ensure that the Corporate Auditor has full access to the company’s books, records and personnel

(c)	review all reports from the Corporate Auditor

(d)	review progress of the internal audit group

(e)	review any major issues as to the adequacy of the company’s internal controls, and any special audit steps adopted in light of material control deficiencies

(f)	review reports on any significant internal fraud issues

(g)	review the performance and independence of the Corporate Auditor

(h)	review regulatory reports and management’s response to regulators’ recommendations
      2. The independent auditors are accountable to the Board and the Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting). With respect to the independent auditors, the Committee shall:

(a)	annually appoint the independent auditors

(b)	review and approve audit scope, fees and terms of engagement, as well as all non-audit engagements

(c)	at least annually receive from the independent auditors a formal written statement describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; (to assess the auditors’ independence) all relationships between the auditors and the company, including each non-audit service provided to the company and the matters set forth in Independence Standards Board No. 1 and discuss with the auditors any disclosed relationships or services that may impact the quality of the audit services or the auditors’ objectivity and independence; and compliance with the independence standards of Section 10A(b) of the Securities Exchange Act of 1934

(d)	review and evaluate the qualifications, performance and independence of the auditors’ lead partner

(e)	discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner, and consider whether there should be a regular rotation of the audit firm itself

(f)	take into account the opinions of management and the company’s internal auditors in assessing the independent auditors’ qualifications, performance and independence

(g)	evaluate the performance of the independent auditors and, if so determined by the Committee, replace the independent auditors

(h)	establish hiring policies for employees or former employees of the independent auditors

      3. The Committee shall review with management and the independent auditors the annual audited financial statements and quarterly financial statements and other financial reporting matters, including:

(a)	the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

(b)	significant transactions which are not a normal part of the company’s operations

(c)	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles

(d)	significant adjustments proposed by the independent auditors, including any such adjustments not made

(e)	analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements

(f)	the selection, application and disclosures of critical accounting policies

(g)	effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the company’s financial statements

(h)	the matters required to be discussed with the independent auditors by Statement of Auditing Standards No. 61, “Communications With Audit Committees” including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements

(i)	any difficulties encountered by the independent auditors in the course of the audit work, including any restriction on the scope of their activities or on access to requested information, and any significant disagreements with management

(j)	instances where management has obtained second opinions from other auditors, any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise), and any communications between the audit team and the auditors’ national office regarding auditing or accounting issues presented by the engagement

(k)	any major issues as to the adequacy of the Corporation’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting

(l)	the Corporation’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Corporation’s Form 10-K

(m)	disclosures made to the Committee by the Corporation’s CEO and CFO during their quarterly certification process about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls

(n)	any management or internal control letter issued, or proposed to be issued, by the independent auditors and management’s response thereto

(o)	discussion of earnings press releases, as well as the types of financial information and earnings guidance (if any) provided to analysts and rating agencies

(p)	discussion of guidelines and policies governing the process by which senior management assesses and manages the company’s exposure to risk, and the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

(q)	the responsibilities, budget and staffing of the company’s internal audit function
      4. The Committee shall approve the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.
      5. The Committee shall establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by MBNA people of concerns regarding questionable accounting or auditing matters.
Performance Evaluation
      The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation shall be conducted in such manner as the Committee deems appropriate, and may be a written or oral report.
Delegation to Subcommittee
      The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Committee.
Resources and Authority
      The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including resources and the authority to select, retain, terminate, and approve the fees and other retention terms of independent counsel and other advisors, including outside auditors for special audits, reviews and other procedures, as it deems appropriate, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, without seeking the approval of the Board or management.

Appendix B
MBNA Corporation
Categorical Standards
       To be considered independent under the New York Stock Exchange rules on corporate governance, the Board must determine that a director has no direct or indirect material relationship with MBNA. The Board has established categorical standards set forth below to assist it in making independence determinations and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards will be specifically disclosed.
Employment and Compensatory Relationships:
      The following employment and compensatory relationships constitute material relationships between a director and MBNA:

•	the director is employed by MBNA, or an immediate family member of the director is employed by MBNA as an executive officer, in each case within the last three years; and

•	the director or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from MBNA, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than compensation received by an immediate family member for services as a non-executive officer.
Other employment, consulting and compensatory relationships are not material relationships.
Relationships with Auditor:
      The following auditor and accounting relationships constitute material relationships between a director and MBNA:

•	the director or an immediate family member of the director is a current partner of a firm that is MBNA’s internal or external auditor;

•	the director is a current employee of a firm that is MBNA’s internal or external auditor;

•	an immediate family member of the director is a current employee of a firm that is MBNA’s internal or external auditor and such immediate family member participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and

•	the director or an immediate family member of the director is, within the past three years (but is no longer), a partner or employee of a firm that is MBNA’s internal or external auditor and personally worked on an audit of MBNA during that time.
Other auditor and accounting relationships are not material relationships.
Other Board Relationships:
      The following relationships constitute material relationships between a director and MBNA:

•	the director or an immediate family member of a director is, or has been within the last three years, employed as an executive officer of another company where any of MBNA’s executive officers at the same time serves or served on that company’s board of directors’ compensation committee.
Other board and committee relationships are not material. For example, if a director were employed in a non-executive capacity at a company on whose board one of MBNA’s executives serves, this would not be considered a material relationship.

B-1

Commercial and Charitable Relationships:
      The following commercial and charitable relationships constitute material relationships between a director and MBNA:

•	the director is currently employed by (or an immediate family member of a director is currently employed as an executive officer by) a company (other than tax-exempt organizations, but including organizations with which MBNA has endorsing, affinity, co-branding or similar relationships) that has made payments to, or received payments from, MBNA for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues for the fiscal year in which such payment is made;

•	the director (or an immediate family member of a director) is an affiliate or executive officer of another company which is indebted to MBNA, or to which MBNA is indebted, where the amount of indebtedness to the other in any of the last three fiscal years is five percent (5%) or more of the total consolidated assets at the end of such fiscal year of the company he or she served as an affiliate or executive officer; and

•	the director is an executive officer of a tax-exempt organization (including, without limitation, an educational institution) where MBNA’s (or its affiliated charitable foundation’s) annual charitable contributions to the tax-exempt organization in any single fiscal year within the preceding three years are two percent (2%) or more of that organization’s total annual charitable receipts for the fiscal year in which such contributions are made.
Other commercial relationships (including industrial, banking, accounting, consulting and legal relationships) and other charitable relationships are not material relationships.
Other Matters:

•	Direct or indirect ownership of even a significant amount of MBNA stock by a director who otherwise does not have a material relationship with MBNA as a result of the application of the foregoing standards will not, by itself, bar an independence finding as to such director.
      For purposes of these categorical standards, (i) “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such director’s home; provided that when applying the three year look-back provisions, those who are no longer immediate family members as a result of legal separation or divorce, or because they have died or become incapacitated need not be considered; and (ii) “affiliate” includes a general partner of a partnership, a managing member of a limited liability company or a greater than 10% shareholder of a corporation.

B-2

  PRINTED ON RECYCLED PAPER

MBNA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Benjamin R. Civiletti, Stuart L. Markowitz and William B. Milstead, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the common stock of MBNA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on May 2, 2005 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

     The Board of Directors recommends a vote FOR proposal 1.

1.	Election of Directors

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
to vote for all nominees listed below

NOMINEES:	James H. Berick, Mary M. Boies, Benjamin R. Civiletti, Bruce L. Hammonds, William L. Jews, Randolph D. Lerner, Stuart L. Markowitz, William B. Milstead, Thomas G. Murdough, Jr., Laura S. Unger

INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee’s name.

     The Board of Directors recommends a vote FOR proposal 2.

2.	Ratification of Appointment of Independent Auditors

☐ FOR	☐ AGAINST	☐ ABSTAIN

(continued on reverse side)

(continued from front)

The Board of Directors recommends a vote AGAINST proposals 3 and 4.

3.	Stockholder Proposal (Item 3 in Proxy Statement)

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Stockholder Proposal (Item 4 in Proxy Statement)

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Transaction of whatever other business may properly be brought before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

     Please sign exactly as name appears below. When shares are held jointly, any co-owner may sign unless the Secretary of the Corporation has been given notice to the contrary and has been furnished with a copy of the order or instrument that so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated: , 2005 Signature: Please mark, sign, date and return this proxy card promptly in the enclosed envelope.